Exhibit (d)(4)

Tower International, Inc.

17672 Laurel Park Drive N

Suite 400E

Livonia, Michigan 48152

January 31, 2019

Autokiniton Global Group, Inc.

17757 Woodland Drive

New Boston, MI 48164

Attn: George Thanopoulos

KPS Capital Partners, LP

Re:	Extension of Confidentiality Agreement and Joinder

Ladies and Gentlemen:

Reference is made to the Confidentiality Agreement dated September 19, 2018 between Tower International, Inc. and Autokiniton Global Group, Inc. (the “Confidentiality Agreement”). The parties desire to amend the Confidentiality Agreement to extend the overall term of the Confidentiality Agreement and the term of certain provisions therein. The Confidentiality Agreement is hereby amended to (a) replace the reference to “eighteen (18) months from the date hereof” in Section 3 of the Confidentiality Agreement with “on July 31, 2020”, (b) replace the reference to “period of eighteen (18) months from the date hereof” in Section 4 of the Confidentiality Agreement” with “period from the date hereof through July 31, 2020” and (c) replace the reference to “the date which is two (2) years from the date hereof” in Section 14(1) of the Confidentiality Agreement with “January 31, 2021”.

By its signature below, KPS Capital Partners, LP consents to the amendments set forth above and agrees that the Joinder to the Confidentiality Agreement, dated September 19, 2018 (the “Joinder”), shall hereafter apply in respect of the Confidentiality Agreement as so amended.

Except as expressly amended herein, all other provisions of the Confidentiality Agreement and the Joinder shall remain unchanged and in full force and effect.

[signature page follows]

Tower International, Inc.

By:	/s/ James C. Gouin
Name:	James C. Gouin
Title:	CEO

Confirmed and Agreed to as of the date first written above:

Autokiniton Global Group, Inc.

By:	/s/ George Thanopoulos
Name:	George Thanopoulos
Title:	CEO

KPS Capital Partners, LP

By:	/s/ Alison Beyer
Name:	Alison Beyer
Title:	VP